COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                          12.1
CLARKE AMERICAN CORP.

                                                                                        PREDECESSOR   PREDECESSOR     PREDECESSOR
                                                SUCCESSOR     SUCCESSOR     SUCCESSOR   (HONEYWELL)     (NOVAR)         (NOVAR)
                                              --------------------------------------------------------------------------------------
                                                                          PERIOD FROM   PERIOD FROM
                                              QUARTER ENDED  YEAR ENDED  DECEMBER 15 TO  APRIL 1 TO   THREE MONTHS     YEAR ENDED
                                                 MARCH 31,  DECEMBER 31,       31,      DECEMBER 14, ENDED MARCH 31,  DECEMBER 31,
                                              --------------------------------------------------------------------------------------
                                                 2007          2006          2005           2005           2005     2004  2003  2002

COMPUTATION OF EARNINGS:
  INCOME (LOSS) BEFORE TAXES                       5.1        27.0         (2.1)            51.1           18.5     87.9  75.6  83.9
  FIXED CHARGES                                   16.2        63.3          2.9              5.3            6.4     22.0  30.3  16.1
  AMORTIZATION OF CAPITALIZED INTEREST               -           -            -                -              -        -     -     -
  CAPITALIZED INTEREST                            (0.1)       (1.0)           -                -              -        -     -     -
                                              --------------------------------------------------------------------------------------
                                    EARNINGS      21.2        89.3          0.8             56.4           24.9    109.9 105.9 100.0
                                              ======================================================================================

COMPUTATION OF FIXED CHARGES:
  INTEREST EXPENSE                                15.2        60.0          2.8              3.5            5.7     19.4  27.2  13.5
  CAPITALIZED INTEREST                             0.1         1.0            -                -              -        -     -     -
  INTEREST PORTION OF OPERATING LEASE EXPENSE      0.9         2.3          0.1              1.8            0.7      2.6   3.1   2.6
                                              --------------------------------------------------------------------------------------
                                FIXED CHARGES     16.2        63.3          2.9              5.3            6.4     22.0  30.3  16.1
                                              ======================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                 1.3         1.4          0.3 (1)         10.6            3.9      5.0   3.5   6.2
                                              ======================================================================================

(1) Due to the Company's loss in the period shown, the ratio coverage was less than 1:1. In order to achieve a ratio of 1:1, the Company would have to had generated additional pre-tax income of $2.1 million in the period from December
15 to December 31, 2005.

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